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                                                                    Exhibit 99.6


           FORM OF LETTER FROM BROKERS OR OTHER NOMINEES TO BENEFICIAL
                                     OWNERS

          _______ SHARES OF COMMON STOCK INITIALLY OFFERED PURSUANT TO
            RIGHTS DISTRIBUTED TO STOCKHOLDERS OF WAS FINANCIAL INC

To Our Clients:

          Enclosed for your consideration are a Prospectus, dated March __, 2001, and the "Instructions as to Use of WFS Financial Inc Subscription Warrants" relating to the offer by WFS Financial Inc (the "Company") of shares of Common Stock (the "Common Stock") of the Company, at a subscription price of
$    per share, in cash, pursuant to transferable subscription rights (the
"Rights") initially distributed to holders of record ("Record Owners") of shares of Common Stock as of the close of business on March __, 2001 (the "Record Date").

          As described in the Prospectus, you will receive one transferable Right for each share of Common Stock carried by us in your account as of the Record Date. You are entitled to subscribe for one (1) share of the Common Stock
for every     Rights granted to you (the "Basic Subscription Right") at a
subscription price of $      per share (the "Subscription Price"). You will also
have the right (the "Oversubscription Right"), subject to proration, to subscribe for shares of the Common Stock available after satisfaction of all subscriptions pursuant to the Basic Subscription Right ("Excess Shares"), at the Subscription Price. If there are insufficient Excess Shares to satisfy all exercised Oversubscription Rights, Excess Shares will be allocated pro rata among all the holders of the Rights exercising Oversubscription Rights, in proportion to the number of shares each such holder has purchased pursuant to his or her respective Basic Subscription Right. Your election to exercise the Oversubscription Right must be made at the time you exercise the Basic Subscription Right, and you must exercise the Basic Subscription Right in full in order to exercise the Oversubscription Right.

          No fractional shares or cash in lieu thereof will be issued or paid. The number of shares which may be purchased pursuant to the exercise of Rights distributed to record holders by the Company, or which may be purchased under Rights which have been transferred, must be rounded down to the nearest whole number (or any lesser number of whole shares) in order to avoid issuing fractional shares. Rights are transferable, and holders that wish to sell their Rights may do so. The Rights will trade on the Nasdaq National Market (the "Nasdaq") up to and including the close of business on the last trading day prior to the Expiration Date. It is anticipated that the Rights will trade on a "when issued" basis up to and including the Record Date.

          THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE SHARES OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF THE RIGHTS MAY BE MADE BY ONLY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether

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you wish us to elect to subscribe for any shares of Common Stock, or sell any
Rights, to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and "Instructions as to Use of Westcorp Subscription Warrants". However, we urge you to read these documents carefully before instructing us to exercise or sell the Rights.

          Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise or sell Rights on your behalf in accordance with the provisions of the offering described in the Prospectus. The offering will expire at 5:00 P.M., New York City time, on April __, 2001, unless the offering is extended by the Company. Once you have exercised a Right, such exercise may not be revoked.

          If you wish to have us, on your behalf, exercise the Rights for any shares of the Common Stock to which you are entitled, or sell such Rights, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

          ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO MELLON INVESTOR SERVICES LLC, AT (866) 825-8874.